Exhibit 99.1

Stanford Financial Group Receivership

Ralph S. Janvey, Receiver

2100 Ross Avenue | Suite 2600 | Dallas, TX 75201

E-mail: info@stanfordfinancialreceivership.com

www.stanfordfinancialreceivership.com

June 2, 2009

Pete R. Pizarro

Chief Executive Officer

eLandia International Inc.

133 Sevilla Avenue

Coral Gables, FL 33134

Dear Mr. Pizarro:

The United States District Court for the Northern District of Texas entered an order on February 17, 2009 (the “Order”) appointing me as Receiver for all the assets, monies, securities, properties, real and personal, tangible and intangible, of whatever kind and description, wherever located, and legally recognized privileges of Stanford International Bank, Ltd. (“SIBL”), Stanford Group Company (“SGC,” and together with SIBL, the “Company”), Stanford Capital Management, LLC, R. Allen Stanford, James M. Davis and Laura Pendergest-Holt and all the entities they own or control (collectively, the “Receivership Estate”). The Order, as amended on March 12, 2009, provides me with the authority to, among other things, take control and possession of and to operate the Receivership Estate, and to perform all acts necessary to conserve, hold, manage and preserve the value of the Receivership Estate.

The Company’s records indicate that it has provided loans to and made investments in eLandia International Inc. (“eLandia”). On February 6, 2009, SIBL entered into a Voting Trust Agreement with you and eLandia pursuant to which SIBL transferred 12,364,377 shares of eLandia’s common stock and 4,118,263 shares of eLandia’s Series B Convertible Preferred Stock (collectively, the “Deposited Shares”) to you in your capacity as voting trustee. Upon receipt of the Deposited Shares, you issued and delivered to SIBL voting trust certificates representing SIBL’s interest in the Deposited Shares (“Voting Trust Certificates”).

This letter serves to clarify that the assets and business operations of eLandia and its subsidiaries are not part of the Receivership Estate. The Voting Trust Certificates are, however, a part of the Receivership Estate.

Thank you for your continued support. We look forward to working closely with you and your team to maximize shareholder value.

Sincerely,

/s/ Ralph S. Janvey
Ralph S. Janvey
Receiver